Exhibit 99.1

Xenogen Reports Third Quarter 2005 Financial Results

ALAMEDA, Calif., – November 3, 2005 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software designed to accelerate drug discovery and development, today reported financial results for the 2005 third quarter and nine months ended September 30, 2005.

Total revenue for the third quarter of 2005 was $8.7 million, a 30% increase over 2004 third quarter revenue of $6.7 million. The increase resulted primarily from increased sales of IVIS System units and the associated licensing fees. IVIS System sales and licensing fees accounted for 49% and 30% of the growth, respectively. Loss from operations for the third quarter of 2005 was approximately $5.9 million, compared to a loss from operations of $5.3 million for the 2004 third quarter. Net loss for the third quarter of 2005 was $5.9 million, or a loss of $0.34 per share, compared to a net loss of $5.4 million, or a loss of $0.43 per share, for the 2004 third quarter.

“IVIS System unit sales totaled 21 in the third quarter of 2005, which includes three unit sales to commercial customers. This compares to 18 IVIS System unit sales in the third quarter last year, which included only one unit sale to a commercial customer,” said David W. Carter, Chairman and Chief Executive Officer.

Total revenue for the first nine months of 2005 was $27.7 million, a 31% increase over total revenue of $21.2 million for the first nine months of 2004. The increase primarily reflects increased IVIS System unit sales and associated licensing fees. In addition, the average selling price of IVIS Systems increased 30% during the first nine months of 2005 versus the comparable period in 2004. Loss from operations for the first nine months of 2005 was approximately $14.6 million, compared to a loss from operations of $16.7 million for the comparable period in 2004. Net loss for the first nine months of 2005 was $14.8 million, or a loss of $0.94 per share, compared to a net loss of $16.8 million, or a loss of $3.48 per share, for the comparable period in 2004.

Mr. Carter continued, “Xenogen is gaining operating leverage in 2005. Through the first nine months of 2005, we have increased total revenue 31% for the year over year period while total operating expense has increased only 5% during that timeframe. With the completion of our debt transactions and equity financing last quarter, we believe we have the cash required to drive the Company to profitability.”

Third-Quarter 2005 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, November 3, 2005, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss 2005 third-quarter results and the business outlook going forward. Investors and other interested parties may access the call by dialing (800) 475-3716 in the U.S. and (719) 457-2728 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering in reservation code 251-4643. The web cast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen Corporation is a leading biotechnology company offering an integrated suite of biophotonic real-time in vivo imaging and genetic modification technologies that can help expedite drug discovery and development, and significantly reduce the cost and time to market for new therapies. Xenogen’s VivoVision™ Systems non-invasively illuminate and monitor biological processes within living mammals, at the molecular level, in real time. The technology is designed to provide high quality in vivo data earlier in the drug discovery and development process. VivoVision™ Solutions are designed to improve discovery and pre-clinical research in multiple therapeutic areas. VivoVision™ Biosciences represents more than 15 years of experience in the creation and characterization of animal models, including genetic modifications, comprehensive phenotyping, compound profiling and custom design and production of light producing cells, microorganisms and animals.

More information is available at www.xenogen.com. Xenogen®, Living Image®, VivoVision™ and IVIS® are trademarks of Xenogen Corporation.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results, including statements about our operating leverage, capital resources and projected profitability. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our products, services and technology; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; failure to manufacture and deliver sufficient quantities of our products at acceptable costs to meet anticipated customer demand; our limited sales and marketing organization; our ability to attract and retain skilled personnel; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; competition from other companies or alternative technologies; contamination in our animal populations; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2005 filed with the Securities and Exchange Commission on August 15, 2005. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Product	$5,157	$3,462	$15,491	$10,664
Contract	1,873	1,962	7,017	6,542
License	1,658	1,271	5,157	3,980

Total revenue	8,688	6,695	27,665	21,186

Cost of revenue:
Product	3,422	2,419	9,987	7,086
Contract	2,181	2,039	6,691	6,602
License	317	201	886	616

Total cost of revenue	5,920	4,659	17,564	14,304

Gross margin	2,768	2,036	10,101	6,882

Operating expenses:
Research and development	2,218	2,745	6,748	9,480
Selling, general and administrative	5,894	3,807	16,112	11,678
Depreciation and amortization	575	740	1,795	2,414

Total operating expenses	8,687	7,292	24,655	23,572

Loss from operations	(5,919)	(5,256)	(14,554)	(16,690)
Other income (loss)— net	126	21	94	277
Interest income	92	49	210	105
Interest expense	(222)	(184)	(557)	(472)

Net loss	$(5,923)	$(5,370)	$(14,807)	$(16,780)

Weighted average number of common shares outstanding	17,460,646	12,437,372	15,676,244	4,816,394

Loss per share data (basic and diluted):
Net loss per share attributable to common stockholders	$(0.34)	$(0.43)	$(0.94)	$(3.48)

(1)	Loss per share (LPS) is computed using the weighted average number of shares outstanding during the quarter while LPS for the year-to-date period is calculated using the weighted average number of shares outstanding during the period. Thus, the sum of the LPS for each quarter may not equal the LPS for the year-to-date period

(a) Includes charges for stock based compensation as follows:

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004
Cost of revenue:
Product	$14	$(17)	$—	$279
Contract	9	(19)	7	207
License	1	(2)	(1)	23

Total cost of revenue	$24	$(38)	$6	$509

Research and development	$44	$(75)	$(34)	$1,103

Selling, general and administrative	$273	$157	$584	$1,913

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	Sept 30, 2005	December 31, 2004
Cash, cash equivalents and short term investments	$21,769	$21,916
Working capital	20,994	14,071
Total assets	41,281	39,938
Deferred revenue	8,974	8,638
Long term obligations	6,648	1,054
Stockholders’ Equity	16,204	15,947

Note: The selected balance sheet information at December 31, 2004 has been derived from the audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100